Exhibit 21

SUBSIDIARIES

OF

CHESAPEAKE ENERGY CORPORATION

(an Oklahoma corporation)

Corporations	State of Organization
Chesapeake Energy Louisiana Corporation	Oklahoma
Chesapeake Energy Marketing, Inc.	Oklahoma
Chesapeake Operating, Inc.	Oklahoma
Chesapeake PRH Corp.	Oklahoma
Chesapeake South Texas Corp.	Oklahoma
Nomac Drilling Corporation	Oklahoma
Oxley Petroleum Co.	Oklahoma

Limited Liability Companies	State of Formation
Carmen Acquisition, L.L.C.	Oklahoma
Chesapeake Acquisition, L.L.C.	Oklahoma
Chesapeake ENO Acquisition, L.L.C.	Oklahoma
Chesapeake EP, L.L.C.	Oklahoma
Chesapeake Focus, L.L.C.	Oklahoma
Chesapeake KNAN Acquisition, L.L.C.	Oklahoma
Chesapeake Mountain Front, L.L.C.	Oklahoma
Chesapeake ORC, L.L.C.	Oklahoma
Chesapeake Permian Acquisition, L.L.C.	Oklahoma
Chesapeake Royalty, L.L.C.	Oklahoma
Gothic Production, L.L.C.	Oklahoma
John C. Oxley, L.L.C.	Oklahoma
MC Mineral Company, L.L.C.	Oklahoma
Mayfield Processing, LLC	Oklahoma
Sap Acquisition, L.L.C.	Oklahoma

Partnerships
Chesapeake Exploration Limited Partnership	Oklahoma
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Panhandle Limited Partnership	Oklahoma
Chesapeake Permian, L.P.	Oklahoma
Chesapeake Sigma, L.P.	Oklahoma
Chesapeake-Staghorn Acquisition L.P.	Oklahoma
Chesapeake Zapata, L.P.	Oklahoma
MidCon Compression, L.P.	Oklahoma